                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [  ] Preliminary Proxy Statement

     [  ] CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(e)(2))

     [X] Definitive Proxy Statement


     [  ] Definitive Additional Materials

     [  ] Soliciting Material Pursuant to Section 240.14a-12


                            NUVEEN INVESTMENTS, INC.
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                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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    [ ] Fee paid previously with preliminary materials.

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    [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement no.:

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    (3) Filing Party:

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    (4) Date Filed:


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

                            NUVEEN INVESTMENTS, INC.
                             333 WEST WACKER DRIVE
                            CHICAGO, ILLINOIS 60606

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD THURSDAY, MAY 11, 2006

TO THE SHAREHOLDERS OF NUVEEN INVESTMENTS, INC.

     Notice is hereby given that the annual meeting of the shareholders of Nuveen Investments, Inc., a Delaware corporation (the "Company"), will be held in the 6th floor auditorium of The Northern Trust Company, 50 South LaSalle Street, Chicago, Illinois, on Thursday, May 11, 2006, at 10:30 a.m., central time, for the following purposes:

          1. To elect seven directors into three (3) classes, each director to serve until the next annual meeting at which the class to which such director belongs is to stand for election pursuant to the Company's Restated Certificate of Incorporation or until his or her successor shall have been duly elected and qualified.

          2. To ratify the selection of KPMG LLP as independent auditors for the Company for 2006.

          3. To transact such other business as may properly come before the meeting.

     Shareholders of record at the close of business on March 17, 2006 are entitled to notice of and to vote at the meeting.

     The Company anticipates first mailing the accompanying proxy statement and its 2005 Annual Report on or about April 7, 2006.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE POSTAGE PAID ENVELOPE ENCLOSED FOR THAT PURPOSE. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED, AND SHAREHOLDERS WHO ARE PRESENT AT THE MEETING MAY WITHDRAW THEIR PROXIES AND VOTE IN PERSON.

April 5, 2006

                                                     ALAN G. BERKSHIRE
                                                         Secretary

                            NUVEEN INVESTMENTS, INC.

                             333 WEST WACKER DRIVE
                            CHICAGO, ILLINOIS 60606

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Nuveen Investments, Inc. (the "Company") of proxies to be voted at the annual meeting of the shareholders of the Company to be held on May 11, 2006, and at any and all adjournments of such meeting. The annual meeting will be held in the 6th floor auditorium of The Northern Trust Company, 50 South LaSalle Street, Chicago, Illinois on Thursday, May 11, 2006 at 10:30 a.m., central time. This Proxy Statement was initially mailed to shareholders on or about April 7, 2006.

     At the annual meeting, shareholders will vote on the election of directors, the ratification of the selection of KPMG LLP as independent auditors for the Company for 2006 and on such other matter(s) as may properly come before the annual meeting. All duly executed proxies received by management prior to the meeting will be voted in accordance with the choices specified by shareholders on their proxies. If a shareholder duly executes a proxy card but no choice is specified by a shareholder with respect to matters to be voted upon at the annual meeting, the shares of such shareholder will be voted FOR the election of the seven nominees for director listed in this Proxy Statement that are to be elected by the holders of the Company's Class A Common Stock ("Common Stock"), FOR ratification of the selection of the independent auditors of the Company for 2006 and in the proxy holders' discretion on any other matter(s) that may properly come before the annual meeting. The Company does not currently know of any other matters to be presented at the annual meeting. Shareholders who execute proxies may revoke them at any time before they are voted at the annual meeting by filing with the Company a signed, written notice of revocation addressed to the Company's Secretary at the address above that is dated after the date of your original proxy, by delivering a duly executed proxy bearing a later date or by attending the meeting and voting in person.

     Proxies submitted by brokers for shares beneficially owned by other persons may indicate that all or a portion of the shares represented by the proxies are not being voted with respect to a particular matter. Applicable broker rules may not permit a broker to vote shares held in street name with respect to such matter in the absence of instructions from the beneficial owner of the shares. The shares represented by broker proxies that are not voted with respect to such matter will not be considered present and entitled to vote with respect to such matter, although such shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum. If a quorum is present, these shares will not affect the determination of whether such matter is approved.

     As of March 17, 2006, there were issued and outstanding 79,127,458 shares of Common Stock. As of such date, there were no shares of the Company's Class B Common Stock issued and outstanding. Those persons who were shareholders of record of Common Stock at the close of business on March 17, 2006 will be entitled to one vote for each share held, without cumulation.

     Under the Company's By-laws, a majority of the outstanding shares of the class or classes entitled to vote on a particular matter and represented in person or by proxy will constitute a quorum for consideration of such matter at the annual meeting. Under the Company's Restated Certificate of Incorporation, in the event that any person or group becomes the beneficial owner (as defined in the Certificate of Incorporation) of more than 20% of the outstanding shares of Common Stock, the shares of Common Stock beneficially owned by such person or group in excess of 20% of the outstanding shares of such class shall have no voting rights and shall be deducted from the total number of shares of Common Stock for purposes of determining the number of shares of Common Stock necessary to constitute a quorum or required to approve a matter submitted for shareholder approval. To the knowledge of the Company, on March 17, 2006 no person or group was the beneficial owner of more than 20% of the outstanding shares of Common Stock. In 2005, all of the Company's Class B Common Stock was converted to Class A Common Stock in connection with the sale by the Company's former majority shareholder of its stock on the Company, and there is no longer any Class B Common Stock outstanding. All references to Common Stock herein refer to the Class A Common Stock, the only outstanding class of capital stock of the Company.

     The cost of preparing, printing and mailing this Proxy Statement, the accompanying notice and the enclosed proxy, and all other costs in connection with the solicitation of proxies, will be paid by the Company. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to furnish proxy material to the beneficial owners of the Company's Common Stock of whom they have knowledge and will reimburse them for their expenses for so doing. Additional solicitation may be made by letter, telephone or facsimile by officers and employees of the Company and its affiliates.

     The Company is mailing its 2005 Annual Report together with this Proxy Statement to all shareholders of record as of the record date.

               BENEFICIAL OWNERSHIP OF THE COMPANY'S COMMON STOCK

PRINCIPAL HOLDERS

     The following table sets forth the beneficial ownership as of March 17, 2006 of the Company's Common Stock of each person who beneficially owns more than 5% of the Common Stock. As of March 17, 2006, there were no shares of the Company's Class B Common Stock issued and outstanding. The percent of the total Common Stock outstanding owned by each person is based on the outstanding shares of Common Stock as of March 17, 2006. Unless otherwise noted, the persons shown have sole voting and investment power.

                                                                 NUMBER OF       PERCENT OF
                                                                   SHARES       TOTAL COMMON
                                                                BENEFICIALLY       STOCK
                      NAME AND ADDRESS                             OWNED        OUTSTANDING
                      ----------------                          ------------    ------------
T. Rowe Price Associates, Inc. .............................     4,540,667(1)        5.7%
  100 East Pratt Street
  Baltimore, MD 21202
FMR Corp. ..................................................     4,258,350(2)        5.6
  82 Devonshire Street
  Boston, MA 02109
Viking Global Performance LLC...............................     4,044,500(3)        5.1
  55 Railroad Avenue
  Greenwich, CT 06830
Wellington Management Company, LLP..........................     4,009,560(4)        5.1
  75 State Street
  Boston, MA 02109

-------------------------

(1) According to a Schedule 13G filed on February 14, 2006. T. Rowe Price Associates, Inc. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and serves as investment adviser for the
    T. Rowe Price Funds. The ultimate power to direct the receipt of dividends paid with respect to, and proceeds from the sale of, such securities, is vested in the individual and institutional clients which T. Rowe Price Associates, Inc. serves as investment adviser.

(2) According to a Schedule 13G/A filed on February 14, 2006. Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 4,109,850 shares (5.3%) of the Company's Common Stock. Edward C. Johnson III and FMR Corp. through its control of Fidelity each has sole voting power with respect to 4,109,850 of the shares and sole dispositive power with respect to all of these shares. Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Act of 1934, is the beneficial owner of 148,500 shares (0.2%) of the Company's Common Stock. Edward C. Johnson III and FMR Corp. through its control of Fidelity Management Trust Company each has sole voting power with respect to 148,500 of the shares and sole dispositive power with respect to all of these shares.

(3) According to a Schedule 13G/A filed on February 14, 2006. Viking Global Performance LLC ("VGP") is General Partner of Viking Global Investors LP ("VGI"). VGP and VGI beneficially own an aggregate of 4,044,500 (5.1%) of which the Managing Directors of VGI and Members of VGP have shared power to dispose of and shared power to vote the Common Stock beneficially owned by VGI and VGP.

(4) According to a Schedule 13G filed on February 14, 2006. Wellington Management Company, LLP, in its capacity as investment adviser, has the power to dispose or to direct the disposition of 4,009,560 (5.1%) shares of the Company's Common Stock.

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the beneficial ownership, as of March 17, 2006, of the Company's Common Stock by each of the directors and nominees, each of the executive officers named in the Summary Compensation Table below, and all directors and executive officers as a group (13 persons). The percentage of the total Common Stock outstanding owned by each person and group is based on the outstanding shares of Common Stock as of such date, plus, in each case, shares subject to stock options held by each such person or such group that are currently exercisable or exercisable within 60 days after such date. Unless otherwise noted, the persons shown have sole voting and investment power. Also, unless otherwise noted, the business address for each person is c/o Nuveen Investments, Inc., 333 West Wacker Drive, Chicago, Illinois 60606.

                                                                 NUMBER OF           PERCENT OF
                                                                   SHARES           TOTAL COMMON
                                                                BENEFICIALLY           STOCK
                            NAME                                   OWNED           OUTSTANDING(1)
                            ----                                ------------       --------------
John P. Amboian.............................................     1,852,514(2)           2.3%
Willard L. Boyd.............................................         6,161(3)             *
W. John Driscoll............................................         6,161(3)             *
Connie K. Duckworth.........................................            --(4)             *
Duane R. Kullberg...........................................         6,161(3)             *
Pierre E. Leroy.............................................            --(4)             *
Roderick A. Palmore.........................................         2,844(5)             *
Timothy R. Schwertfeger.....................................     2,597,245(6)           3.2
William Adams IV............................................       494,512(7)             *
Alan G. Berkshire...........................................       516,703(8)             *
Alan A. Brown...............................................       195,540(9)             *
Directors and executive officers as a group (13 persons)....     6,046,124              7.3

-------------------------
 *  Less than 1%.

(1) For the directors and executive officers of the Company, the percentage of outstanding stock is determined by dividing the total number of shares beneficially owned, which includes the shares issuable upon exercise of their exercisable options and options that will become exercisable within 60 days after March 17, 2006, by the total number of outstanding shares of Common Stock plus the number of shares issuable upon exercise of their currently exercisable options and options that will become exercisable within such 60 day period.

(2) Includes 1,707,633 shares subject to currently exercisable options, 52,839 shares of restricted stock over which Mr. Amboian has voting power, and 2,042 shares held in the Company's 401(k) Plan. Excludes 212,500 shares of restricted stock granted under the Second Amendment and Restatement of the Company's 1996 Equity Incentive Award Plan (the "1996 Equity Plan") for which Mr. Amboian does not have voting or investment power. Of such shares of excluded restricted stock, 144,000 shares have been deferred and the deferral period has not ended and is not scheduled to end within 60 days, and 68,500 shares remain subject to performance vesting and additional time vesting.

(3) Includes 3,161 shares underlying Restricted Stock Units granted under the 1996 Equity Plan. These shares cannot be certificated or sold by Mr. Boyd, Mr. Driscoll or Mr. Kullberg until six months after his service as a director ends. The units have no voting rights.

(4) Ms. Duckworth and Mr. Leroy were elected to the Board on January 13, 2006 and March 28, 2006, respectively.

(5) Includes 2,844 shares of underlying Restricted Stock Units granted under the 1996 Equity Plan. These shares cannot be certificated or sold by Mr. Palmore until six months after his service as a director ends. The units have no voting rights.

(6) Includes 1,955,679 shares subject to currently exercisable options, 579,137 shares for which Mr. Schwertfeger has shared voting and investment power, and 62,159 shares of unvested restricted stock over which Mr. Schwertfeger has voting, but not investment, power. Excludes 323,300 shares of restricted stock granted under the 1996 Equity Plan for which Mr. Schwertfeger does not have voting or investment power. Of such shares of excluded restricted stock, 242,000 shares have been deferred and the deferral period has not ended and is not scheduled to end within 60 days, and 81,300 shares remain subject to performance vesting and additional time vesting.

(7) Includes 431,000 shares subject to currently exercisable options and 12,512 shares of restricted stock that have not vested. Excludes 7,700 shares of restricted stock for which Mr. Adams does not have voting or investment power because the shares remain subject to performance vesting and additional time vesting.

(8) Includes 466,000 shares subject to currently exercisable options, 24,488 shares of restricted stock that have not vested, 6,000 shares for which Mr. Berkshire has shared voting and investment power and 4,104 shares held in the Company's 401(k) Plan. Excludes 7,700 shares of restricted stock for which Mr. Berkshire does not have voting or investment power because the shares remain subject to performance vesting and additional time vesting.

(9) Includes 155,000 shares subject to currently exercisable options and 39,498 shares of restricted stock that have not vested. Excludes 4,000 shares of restricted stock for which Mr. Brown does not have voting or investment power because the shares remain subject to performance vesting and additional time vesting.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 ("Section 16(a)"), as amended, requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten-percent shareholders also are required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file. During 2005, to the best knowledge of the Company, based on a review of such forms provided to us and written representations from officers and directors, all Section 16(a) reports were filed on a timely basis.

                             ELECTION OF DIRECTORS
                                (PROPOSAL NO. 1)

     The Company's Restated Certificate of Incorporation provides that, beginning with the first annual meeting of shareholders after which holders of the Company's Class B Common Stock are no longer entitled to elect four Class B Directors, the Board of Directors (the "Board") will become classified. During 2005, the holder of all of the Company's Class B Common Stock sold all of such shares and they were automatically converted into shares of Class A Common Stock pursuant to the Company's Restated Certificate of Incorporation. As a result, beginning with this annual meeting, the Board will consist of three classes, as equal in size as possible.

     The Nominating and Governance Committee of the Board has recommended, and the Board has nominated for election, a total of seven persons to serve as directors of the Company, each to hold office for the terms set forth below and until his or her successor shall have been elected and qualified:

     - Class I directors to hold office for a one year term until the 2007 annual meeting of shareholders: John P. Amboian and Willard L. Boyd;

     - Class II directors to hold office for a two year term until the 2008 annual meeting of shareholders: Duane R. Kullberg and Roderick A. Palmore; and

     - Class III directors to hold office for a three year term until the 2009 annual meeting of shareholders: Connie K. Duckworth, Timothy R. Schwertfeger and Pierre E. Leroy.

     Pursuant to the Company's Restated Certificate of Incorporation, beginning with the 2007 annual meeting of shareholders, only members of one class of directors will be nominated for election at each annual meeting, to hold office for a term of three years.

     A holder of Common Stock may, with respect to the election of the seven directors to be elected by the Common Stock, (i) vote for the election of all of such nominees named herein, (ii) withhold authority to vote for all such nominees, or (iii) vote for the election of all such nominees, other than any nominee(s) with respect to whom the shareholder withholds authority to vote, by so indicating in the appropriate space on the enclosed proxy. The election of such directors requires the affirmative vote of a plurality of the shares of the Common Stock present in person or by proxy at the meeting and entitled to vote in such election.

     Withholding authority to vote for a director nominee will not prevent such director nominee from being elected. For purposes of determining the approval of the matters submitted to the shareholders for a vote, abstentions and broker non-voters will have no effect in the election of directors. Broker non-votes are shares held by brokers or nominees typically in "street name" as to which
(i) instructions have not been received from the beneficial owners and (ii) the broker or nominee does not have discretionary voting power on a particular matter.

     All nominees for election have consented to being named in this Proxy Statement and to serve if elected. Unless otherwise instructed by the shareholders, it is the intention of the persons named in the accompanying proxy to vote the proxies held by them for the election of each of the nominees named above. However, if any of the nominees shall not be a candidate for election at the time of the meeting, it is intended that either the vacancy be filled by adoption of a resolution so providing by the Board or by the voting of such shares for such substitute nominee as may be selected by the Board.

     All of the nominees standing for election by the holders of the Common Stock are currently directors of the Company, who have heretofore been elected directors by the shareholders at an annual meeting, other than Ms. Duckworth and Mr. Leroy who were elected by the Board on January 13, 2006 and March 28, 2006, respectively. The term of office for Mr. W. John Driscoll, a current director, will expire at the 2006 annual meeting and he will not stand for re-election at the meeting.

NOMINEES FOR DIRECTORS

             NAME                AGE                      PRINCIPAL OCCUPATIONS
             ----                ---                      ---------------------
John P. Amboian................  44    Director of the Company since 1998; President since May
                                       1999; prior thereto, Executive Vice President and Chief
                                       Financial Officer of the Company.
Willard L. Boyd................  78    Director of the Company since 1992; Professor of Law at the
                                       University of Iowa Law School since 1954; President
                                       Emeritus, Field Museum of Natural History since 1996; prior thereto President, Field Museum of Natural History from 1981 to 1996; President Emeritus, University of Iowa since 1981.
Connie K. Duckworth............  51    Director of the Company since January 2006; President and
                                       Chairman of Arzu, Inc., a not-for-profit corporation
                                       promoting economic opportunities for women in developing
                                       countries; Member of the Board of Directors of Smurfit-Stone
                                       Container Corporation, Northwestern Mutual Life Insurance
                                       Company and DNP Select Fund.
Duane R. Kullberg..............  73    Director of the Company since 1992; Retired since 1989;
                                       prior thereto, Managing Partner-Chief Executive Officer of
                                       Andersen Worldwide; Director of the Chicago Board Options
                                       Exchange, Inc.
Pierre E. Leroy................  57    Director of the Company since March 2006; Retired since
                                       2005; President, Worldwide Construction & Forestry Division
                                       of Deere & Company since 2001; Member of the Board of
                                       Directors of ACCO Brands Corporation, Capital One Financial
                                       Corporation and Fortune Brands, Inc.
Roderick A. Palmore............  54    Director of the Company since 2002; Executive Vice
                                       President, General Counsel and Secretary of Sara Lee
                                       Corporation since 2004; prior thereto, Senior Vice
                                       President, General Counsel and Secretary of Sara Lee
                                       Corporation since 1999; Director of the Chicago Board
                                       Options Exchange, Inc.
Timothy R. Schwertfeger........  56    Director of the Company since 1992; Chairman and Chief
                                       Executive Officer since 1996; prior thereto, Executive Vice
                                       President of the Company since inception in 1992; Director of Institutional Capital Corporation since 1996.

     THE BOARD RECOMMENDS A VOTE FOR EACH OF THE DIRECTOR NOMINEES. UNLESS OTHERWISE INSTRUCTED, THE PROXY HOLDERS WILL VOTE THE DULY EXECUTED PROXIES RECEIVED BY THEM FOR EACH OF THE DIRECTOR NOMINEES.

                              CORPORATE GOVERNANCE

     The Company is committed to following sound corporate governance principles. The Company regularly monitors regulatory developments and reviews its policies and procedures in the areas of corporate governance.

CORPORATE GOVERNANCE GUIDELINES

     The Board has adopted Corporate Governance Guidelines, which are posted on the Company's website and available in print to shareholders who request a copy by mail or telephone. Such requests can be made to the Corporate Secretary, Nuveen Investments, Inc., 333 West Wacker Drive, Chicago, Illinois 60606 or by calling the Corporate Secretary's office at 312-917-7700. The guidelines set forth the practices the Board will follow with respect to the composition of the Board, director qualification and responsibilities, Board committees, director access, director compensation, management succession and performance evaluation of the Board, among other things. The Corporate Governance Guidelines can be found at www.nuveen.com, by clicking on "About Us," then "Investor Relations," and finally "Corporate Governance."

CODE OF BUSINESS CONDUCT AND ETHICS

     The Company has adopted a Code of Business Conduct and Ethics, which applies broadly to all employees, officers and directors and also includes specific provisions applying to the Chief Executive Officer, the Senior Vice President, Finance (the "Principal Financial and Accounting Officer") and other senior financial officers, in compliance with regulatory requirements. The Company also has a Code of Ethics and various related compliance procedures that apply to its business as an investment manager and sponsor of investment products, and the conduct of its employees and executives. The Company will promptly post on its website any amendments or waivers of its Code of Business Conduct and Ethics that apply to the Chief Executive Officer, the Principal Financial and Accounting Officer, and other senior financial officers. The Code of Business Conduct and Ethics, as well as any amendments or waivers thereof, can be found at www.nuveen.com, by clicking on "About Us," then "Investors Relations," and finally "Corporate Governance" and is also available in print to shareholders who request a copy by mail or telephone.

DIRECTOR INDEPENDENCE GUIDELINES

     The corporate governance rules adopted by the New York Stock Exchange ("NYSE") generally require that a majority of the members of the Board of Directors of any listed company must qualify as independent directors. The Company has adopted Director Independence Guidelines to assist it with its director independence determinations. A copy of these Guidelines is attached hereto as Appendix A. Pursuant to those Guidelines, the Board has determined that Messrs. Boyd, Driscoll, Kullberg, Leroy and Palmore and Ms. Duckworth are independent as such term is used in the NYSE Listed Company Manual, the Company's Director Independence Guidelines and SEC rules. The Board has also determined that (i) each of these independent directors has only immaterial relationships with the Company (other than as a shareholder or director) that fall well within the Company's Director Independence Guidelines and (ii) Messrs. Amboian and Schwertfeger are not independent. Mr. Amboian is the Company's President and Mr. Schwertfeger is the Company's Chief Executive Officer.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company has four standing board committees -- the Executive Committee, the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Current members of the committees are named below, with the chairman of each committee indicated with an asterisk.

AUDIT COMMITTEE                             NOMINATING AND GOVERNANCE COMMITTEE
Duane R. Kullberg*                          Willard L. Boyd*
Willard L. Boyd                             W. John Driscoll
W. John Driscoll                            Connie K. Duckworth
Connie K. Duckworth                         Duane R. Kullberg
Roderick A. Palmore                         Roderick A. Palmore

COMPENSATION COMMITTEE                      EXECUTIVE COMMITTEE
W. John Driscoll*                           Timothy R. Schwertfeger*
Willard L. Boyd                             John P. Amboian
Connie K. Duckworth                         Willard L. Boyd
Duane R. Kullberg
Roderick A. Palmore

     Ms. Duckworth became a member of the Audit, Compensation and Nominating and Governance Committees in February 2006. Mr. Driscoll's term of office will expire at the annual meeting and he will not stand for reelection. In addition, during 2005, Mr. John Carl served as a director and a member of the Audit, Compensation and Nominating and Governance Committees. Mr. Carl passed away in February 2006. Messrs. Jay S. Fishman, Jay S. Benet, William H. Heyman and Samuel G. Liss, each an executive of The St. Paul Travelers Companies, Inc. ("STA"), served as Class B directors of the Company in 2005 until their resignations in August 2005, in connection with the completion of STA's sale of its shares of the Company's Common Stock. Mr. Fishman also served on the Company's Executive Committee. (See "Certain Relationships and Related Transactions.")

     The AUDIT COMMITTEE is charged with assisting the Board in monitoring (1) the quality and integrity of the Company's financial statements, (2) the independent auditor's qualifications, independence and appointment, (3) the performance of the Company's independent auditor and internal audit function, and (4) the compliance by the Company with legal and regulatory requirements. The Board has determined that all members of the Audit Committee are independent and have the experience required under the NYSE and SEC rules that the Chairman qualifies as an "audit committee financial expert" as defined by the SEC and has accounting or related financial management expertise, and that all such members are financially literate. The Company made minor revisions to the Audit Committee charter, effective May 2005. A copy of the revised Audit Committee Charter is posted on the Corporate Governance section of the Company's website (www.nuveen.com), is attached hereto as Appendix B, and is available in print to shareholders who request a copy. No member of the Audit Committee simultaneously serves on the audit committees of more than three public companies.

     The COMPENSATION COMMITTEE is responsible for (1) discharging the Board's responsibility relating to the compensation of the Chief Executive Officer and the other executive officers of the Company and the administration of equity incentive award plans of the Company and (2) producing an annual report on executive compensation for inclusion in the Company's proxy statement in accordance with applicable regulations. The Board has determined that each member of the Compensation Committee is independent. A copy of the Compensation Committee Charter is posted on the Corporate Governance section of the Company's website (www.nuveen.com) and is available in print to shareholders who request a copy.

     The NOMINATING AND GOVERNANCE COMMITTEE is responsible for (1) identifying individuals qualified to become Board members, and recommending to the Board director nominees for election by all shareholders of the Company voting together at the next annual meeting of shareholders, (2) developing and recommending to the Board, the Corporate Governance Guidelines applicable to the Company and reviewing and assessing at least annually the adequacy of such guidelines, and (3) recommending to the Board the formation of new Committees of the Board or the changes to the size or purpose of any Committee of the Board. A copy of the Nominating and Governance Committee charter is posted on the Corporate Governance section of the Company's website (www.nuveen.com) and is available in print to shareholders who request a copy. The Board has determined that each member of the Nominating and Governance Committee is independent. The Nominating and Governance Committee seeks to identify director candidates who share high professional and personal ethics; have had broad experience in strategic planning or policy making; and have been in senior management or other leadership positions. The Nominating and Governance Committee has not adopted specific minimum standards with respect to identifying director candidates. Rather, the Nominating and Governance Committee evaluates each potential candidate on a case by case basis based on the individual qualifications of the candidate and the Company's needs at the time. The Nominating and Governance Committee has retained a professional search firm to identify and evaluate potential director nominees. Directors Connie Duckworth and Pierre Leroy were identified to the Nominating and Governance Committee by the search firm. See the section titled "Proposals by Shareholders for 2007 Annual Meeting" for information concerning shareholder-recommended director nominations.

     The EXECUTIVE COMMITTEE is charged with exercising the authority of the Board in the management of the business of the Company when it is impractical in the opinion of the Chairman of the Executive Committee to convene a quorum of the Board for a meeting. In exercising such authority, the Executive Committee may not amend the Certificate of Incorporation or By-laws of the Company, adopt an agreement of merger, consolidation, or sale, lease or exchange of substantially all of the Company's property and assets, or take action with respect to the dissolution of the Company or the removal or indemnification of directors. The Executive Committee may only take action by a unanimous vote of the Executive Committee's members.

MEETING ATTENDANCE

     During the last fiscal year, the full Board held nine meetings, the Compensation Committee held seven meetings, the Audit Committee held six meetings and the Nominating and Governance Committee held five meetings. The Executive Committee did not hold any meetings during the last fiscal year. Each director attended at least 75% of the total number of Board and applicable Committee meetings in the aggregate held in 2005, while he or she was a director (except for Mr. Fishman who is no longer a director) including the meetings of the ad hoc committee noted below. While the Company has no formal policy regarding attendance at the annual meeting of shareholders, directors are encouraged to attend, and all directors attended the 2005 annual meeting (except for Mr. Fishman).

     In addition, in connection with the sale of the Company's Common Stock by STA, the Board created an ad hoc committee of the independent directors to consider the various transactions involving STA. The ad hoc committee held six meetings during the last fiscal year.

EXECUTIVE SESSIONS

     The Board regularly convenes executive sessions where directors meet without management participation. The Chairman of the Nominating and Governance Committee, currently Mr. Boyd, presides at these executive sessions and has been named the Company's "Presiding Director."

COMPENSATION OF DIRECTORS

     In May 2005, the Company revised the schedule of fees paid to its non-employee directors. The adjustments became effective on July 1, 2005. Non-employee directors receive an annual fee of $40,000 ($30,000 prior to the adjustment), a fee of $2,500 for each meeting of the full Board attended, a fee of $2,500 for each meeting of the Audit Committee attended, a fee of $1,000 for each meeting of the Nominating and Governance or Compensation Committee attended and a fee of $2,500 for each meeting of the ad hoc committee of the independent directors attended. The chair of the Audit Committee receives an additional annual fee of $10,000. The chairs of the Nominating and Governance and Compensation Committees each receive an additional annual fee of $5,000 ($2,000 prior to the adjustment). Additionally, directors receive an annual award of Restricted Stock Units ("RSUs") under the Company's 2005 Equity Incentive Plan (the "2005 Equity Plan"), which has been approved by shareholders. The awards for the director terms ending May 11, 2005 are equal to the whole number of shares of the Company's Common Stock with a value nearest to $35,000 based on the average closing prices for the Common Stock during the 20-trading day period ending on the trading day prior to the award date. For director terms ending May 11, 2006 and thereafter, the awards shall be equal to the whole number of the shares of Common Stock with a value nearest to $70,000 based on the same calculation of average closing prices. The award is made annually on the last business day immediately prior to the annual shareholders' meeting. A director who resigns before the next annual shareholders' meeting will receive no award of RSUs for the partial term service. A director who dies or becomes disabled during his or her term receives a pro rata award of RSUs based on the number of months served prior to death or disability. A new director who joins the Board between annual shareholders' meetings also receives a pro rata award of RSUs based on the number of months served prior to the next annual shareholders' meeting. The RSUs are fully vested when awarded to the directors. However, the RSUs must be deferred, which means that they cannot be certificated or pledged, hypothecated or sold by a director until six months after service on the Board by such director ends. Upon the expiration of such six-month period, a director will receive shares of Common Stock equal to the number of RSUs that such director received during his or her service as a director. To the extent the Company declares and pays dividends on Common Stock during the applicable period, a director will be paid dividend equivalent units based on the number of RSUs held by such director. The RSUs have no voting rights. Independent directors are also eligible to participate, along with all the Company's employees, in the Company's charitable gift matching program, under which the Company matches contributions by directors and employees to qualifying charitable organizations in an amount up to $10,000 per calendar year.

                             EXECUTIVE COMPENSATION

     The following table shows information concerning the annual compensation for services to the Company in all capacities of the Chief Executive Officer and the four other most highly compensated executive officers of the Company (collectively the "Named Executive Officers") during the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                             ANNUAL COMPENSATION              LONG TERM COMPENSATION
                                   ---------------------------------------  --------------------------
                                                                            RESTRICTED       OPTIONS
         NAME AND                                           OTHER ANNUAL      STOCK          (NUMBER           ALL OTHER
    PRINCIPAL POSITION      YEAR    SALARY     BONUS(1)    COMPENSATION(2)  AWARDS(3)       OF SHARES)      COMPENSATION(6)
    ------------------      ----    ------     --------    ---------------  ----------      ----------      ---------------
Timothy R. Schwertfeger...  2005   $750,000   $5,540,000         --         $1,362,944(4)    128,385            $25,469
Chairman and                                                                 3,090,213(5)    405,000(5)
Chief Executive Officer     2004    750,000    5,540,000         --          1,200,584       159,543             45,822
                            2003    750,000    4,609,000         --             --           317,190             43,435

John P. Amboian...........  2005    500,000    4,709,000       $6,686        1,158,634(4)    109,139              7,749
President                                                                    2,603,685(5)    342,000(5)
                            2004    500,000    4,709,000         --          1,020,530       135,618             11,392
                            2003    500,000    3,918,000         --             --           269,652             10,975

William Adams IV..........  2005    325,000      950,000         --            246,394(4)     23,211              7,749
Executive Vice President                                                       292,677(5)     38,000(5)
                            2004    298,750    1,100,000         --            265,500        35,282             11,392
                            2003    270,000    1,100,000         --             --            90,000             10,975

Alan G. Berkshire.........  2005    325,000      850,000         --            266,945(4)     25,145              7,749
Senior Executive Vice                                                          292,677(5)     38,000(5)
President                   2004    298,750      800,000         --            265,500        35,282             11,392
                            2003    270,000      750,000         --             --            90,000             10,975

Alan A. Brown.............  2005    362,500      425,000         --            195,082(4)     18,375              7,749
Executive Vice President                                                       152,040(5)     20,000(5)
                            2004    350,000      360,000         --            194,687        25,874             11,392
                            2003    350,000      320,000         --             --            60,000             10,975

-------------------------
(1) Except for Mr. Brown, the amounts shown were paid pursuant to the Executive Officer Performance Plan in respect of the year shown. Mr. Brown's bonuses for the years shown were paid from the general bonus pool as he was not an executive officer at the time of the bonus payments.

(2) For Mr. Amboian, the amounts shown for 2005 represent the earnings in excess of the applicable federal long-term interest rate on the portion of his aggregate deferred compensation account under the Company's Deferred Bonus Plan on which the Company pays interest at the prime rate as announced from time to time by Chase Bank. The Company's Deferred Bonus Plan permits its senior executives to defer all or a portion of their annual bonuses and receive a return on the amounts so deferred measured by (1) the prime rate or (2) the performance of one or more of a specified list of investment products

(mutual funds and private partnerships) sponsored by the Company. For investment returns based on the performance of a Company investment product, the Company hedges its exposure by investing the deferred amount in such product. The table does not include any earnings on deferred compensation account of balances of Mr. Amboian (or for Messrs. Adams or Berkshire who also participate in the Deferred Bonus Plan) for which a return based on a Company investment product has been selected.

(3) The cash equivalent of dividends on the restricted stock is paid to the recipient prior to vesting except as provided in note 5 below.

(4) Represents the value of 30,573, 25,990, 5,527, 5,988 and 4,376 shares of restricted stock, respectively, for Messrs. Schwertfeger, Amboian, Adams, Berkshire and Brown, all awarded under the 2005 Equity Plan with a market value of $44.58 per share on January 13, 2006. These shares will vest in a single installment on January 13, 2009.

(5) Represents the value of 81,300, 68,500, 7,700, 7,700 and 4,000 shares of restricted stock, respectively, for Messrs. Schwertfeger, Amboian, Adams, Berkshire and Brown, all awarded under the 1996 Equity Plan with a market value of $38.01 per share on January 14, 2005. These shares of restricted stock will vest based on a combination of the Company achieving specified performance thresholds during a three-year period from 2005 through 2007 and subsequent time vesting. (See "Compensation Committee Report on Executive Compensation -- Components of Executive Compensation" for a description of the performance vesting criteria). Assuming the performance thresholds are met, shares of restricted stock will vest in one installment on January 14, 2011. Dividend equivalents are payable on restricted stock only when the performance thresholds have been met. The aggregate holdings and values as of December 31, 2005 based on a market value of $42.62 of all restricted stock held, including all deferred restricted stock, by Messrs. Schwertfeger, Amboian, Adams, Berkshire and Brown, respectively, are as follows: 355,156 shares ($15,136,749), 239,349 shares ($10,201,054), 14,685 shares ($625,875), 14,685 shares ($625,875) and 9,122 shares ($388,780). The stock options shown are subject to the same performance thresholds as the shares of restricted stock and will vest in three installments on January 14, 2009, 2010 and 2011.

(6) In respect of calendar year 2005, includes contributions to the account of each executive officer of $749, under the Company's tax-qualified Employees' Profit Sharing Plan (consisting of reallocations of forfeitures under that plan) and $7,000 for matching 401(k) contributions under that plan. For Mr. Schwertfeger, includes payments of $17,720, $34,430, and $32,460 in 2005, 2004 and 2003, respectively, under the Company's dependent college tuition scholarship plan, which is available to all employees.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows information relating to grants of stock options made to the Named Executive Officers (1) on January 13, 2006 in respect of the fiscal year ended December 31, 2005 pursuant to the 2005 Equity Plan and (2) on January 14, 2005 as special long term equity performance awards pursuant to the 1996 Equity Plan.

                                     NUMBER OF     % OF TOTAL
                                     SECURITIES     OPTIONS
                                     UNDERLYING    GRANTED TO    EXERCISE OR                GRANT DATE
                                      OPTIONS     EMPLOYEES IN   BASE PRICE    EXPIRATION    PRESENT
               NAME                   GRANTED     FISCAL YEAR     ($/SHARE)       DATE       VALUE(3)
               ----                  ----------   ------------   -----------   ----------   ----------
Timothy R. Schwertfeger............   128,385(1)       5.9%        $44.58      1/13/2016    $1,144,681
                                      405,000(2)      18.5%        $38.01      1/14/2015     3,078,810

John P. Amboian....................   109,139(1)       5.0%        $44.58      1/13/2016       973,083
                                      342,000(2)      15.6%        $38.01      1/14/2015     2,599,884

William Adams IV...................    23,211(1)       1.1%        $44.58      1/13/2016       206,949
                                       38,000(2)       1.7%        $38.01      1/14/2015       288,876

Alan G. Berkshire..................    25,145(1)       1.1%        $44.58      1/13/2016       224,193
                                       38,000(2)       1.7%        $38.01      1/14/2015       288,876

Alan A. Brown......................    18,375(1)       0.8%        $44.58      1/13/2016       163,832
                                       20,000(2)       1.0%        $38.01      1/14/2015       152,040

-------------------------
(1) These options, which were granted under the 2005 Equity Plan, become exercisable for shares of the Company's Common Stock covered thereby in one installment on January 13, 2009.

(2) These options, which were granted under the 1996 Equity Plan, become exercisable only upon achievement of specified Company performance thresholds during the three-year period from 2005 through 2007 and, if the performance thresholds are achieved, subject to subsequent time vesting such that the options become exercisable in three installments on January 14, 2009, 2010, and 2011, respectively. (See "Compensation Committee Report on Executive Compensation-Components of Executive Compensation" for a description of the performance vesting criteria).

(3) For options granted under the 2005 Equity Plan, the value is based on a variation of the Black-Scholes option pricing model which assumes (1) a weighted-average risk free interest rate of 4.2%, (2) a 2.1% dividend yield,
    (3) a weighted-average expected life of 5.1 years, and (4) a volatility factor of the Company's estimated stock price performance of 23%. For options granted under the 1996 Equity Plan, the value is also based on a variation of the Black-Scholes option pricing model which assumes (1) a weighted-average risk free interest rate of 4.6%, (2) a 2.3% dividend yield,
    (3) a weighted-average expected life of 8 years, and (4) a volatility factor of the Company's estimated stock price performance of 22%. The actual value, if any, an individual may realize will depend on the excess of the market price of the stock over the exercise or base price on the date the option is exercised. There is no assurance that the value realized by an executive will be at or near the value estimated under the above-described variation of the Black-Scholes model. The estimated values under that model are based on subjective assumptions as to interest rates, stock price volatility and future dividend yield.

                  OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table shows information regarding the exercise by the Named Executive Officers during 2005 of options to purchase shares of the Company's Common Stock granted under the 1996 Equity Plan, the number of unexercised options held by them at December 31, 2005 and the "in-the-money" value of such unexercised options at that date. "In-the-money" refers to options whose exercise price is lower than the market price of the Company's Common Stock.

                                                               NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                           NUMBER OF SHARES      VALUE        UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                            ACQUIRED UPON      REALIZED         OPTIONS AT 12/31/05             AT 12/30/05(1)
                             EXERCISE OF         UPON       ---------------------------   ---------------------------
          NAME                 OPTIONS         EXERCISE     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----             ----------------    --------     -----------   -------------   -----------   -------------
Timothy R.
  Schwertfeger...........     1,035,000       $31,458,825    1,708,720      1,128,692     $39,491,225    $11,041,607
John P. Amboian..........        85,000         2,610,702    1,497,836        957,067      35,284,297      9,373,597
William Adams IV.........       120,000         3,340,225      351,000        243,282       7,325,600      2,898,430
Alan G. Berkshire........       --                --           431,000        243,282       9,363,050      2,898,430
Alan A. Brown............       --                --           140,000        145,874       2,370,800      1,695,479

-------------------------

(1) Based on the NYSE -- Composite Transaction closing price of $42.62 for the Company's Common Stock on December 30, 2005.

                        LONG-TERM INCENTIVE PLAN AWARDS

     There were no long-term incentive plan awards (which are defined under applicable disclosure rules to exclude restricted stock and stock option awards) made to any of the Named Executive Officers during the fiscal year ended December 31, 2005.

                                RETIREMENT PLANS

     Each of the Named Executive Officers participates in the Company's non-contributory tax-qualified Employees' Retirement Plan (the "Retirement Plan"), which is restricted to employees who qualified as plan participants prior to March 24, 2003. Employees of certain subsidiaries of the Company are not eligible to participate in the Retirement Plan. The table below sets forth with respect to the Retirement Plan and the Excess Benefit Retirement Plan (the "Excess Benefit Plan", described below) the estimated annual straight life annuity benefits calculated upon retirement at normal retirement age for employees with the remuneration and years of service indicated. On March 31, 2004, the Company amended the Retirement Plan such that existing participants will not accrue any new benefits under the Retirement Plan or the Excess Benefit Plan after March 31, 2014.

 AVERAGE
FINAL BASE        ESTIMATED ANNUAL BENEFITS YEARS OF SERVICE
  SALARY     ----------------------------------------------------
----------      15         20         25         30         35
             ----------------------------------------------------
 $125,000    $ 28,125   $ 37,500   $ 46,875   $ 56,250   $ 65,625
 $150,000    $ 33,750   $ 45,000   $ 56,250   $ 67,500   $ 78,750
 $175,000    $ 39,375   $ 52,500   $ 65,625   $ 78,750   $ 91,875
 $200,000    $ 45,000   $ 60,000   $ 75,000   $ 90,000   $105,000
 $300,000    $ 67,500   $ 90,000   $112,500   $135,000   $157,500
 $400,000    $ 90,000   $120,000   $150,000   $180,000   $210,000
 $500,000    $112,500   $150,000   $187,500   $225,000   $262,500
 $600,000    $135,000   $180,000   $225,000   $270,000   $315,000
 $700,000    $157,500   $210,000   $262,500   $315,000   $367,500
 $800,000    $180,000   $240,000   $300,000   $360,000   $420,000
 $900,000    $202,500   $270,000   $337,500   $405,000   $472,500

     Each participant's benefits under the Retirement Plan are determined under a formula which takes into account years of credited service and the participant's average monthly compensation during the five consecutive calendar years of highest annual compensation in the ten consecutive calendar years prior to retirement, less a portion of primary Social Security benefits. The maximum annual benefit payable under the plan was not to exceed the lesser of $170,000 in 2005, and 100% of a participant's average aggregate compensation for the three consecutive years in which he or she received the highest aggregate compensation from the Company or such lower limit as may be imposed by the Internal Revenue Code. Participants vest after five years of service to the Company and its subsidiaries. The plan generally provides for payments to or on behalf of each vested employee upon such employee's retirement at the normal retirement age provided under the plan or later, although provision is made for payment of early retirement benefits on a graduated reduced basis according to provisions of the plan. Normal retirement age under the plan is 65. An employee whose age and years of service add up to 90 is entitled to an unreduced pension despite not having attained normal retirement age.

     The Excess Benefit Plan provides certain highly compensated employees who participate in the Retirement Plan, including, but not limited to, Messrs. Schwertfeger, Amboian, Adams, Berkshire and Brown, with additional retirement income in an amount equal to the difference between (i) the benefits any such employee would have received under the Retirement Plan but for limitations in that plan on the amount of annual benefits payable pursuant to that plan and
(ii) the benefits actually payable to such employee under the Retirement Plan.

     The credited years of service under the Retirement Plan and the Excess Benefit Plan for Messrs. Schwertfeger, Amboian, Adams, Berkshire and Brown as of December 31, 2005 were 27, 9.5, 23.5, 7 and 4, respectively. Compensation on which plan benefits are based includes only base salary, as shown in the Summary Compensation Table, and not bonuses, incentive compensation, or profit-sharing plan contributions. The annual base salaries for Messrs. Schwertfeger, Amboian, Adams, Berkshire and Brown as of December 31, 2005 were $750,000, $500,000, $325,000, $325,000 and $400,000, respectively.

                             EMPLOYMENT AGREEMENTS

     Effective November 1, 2002, the Company entered into employment agreements (each, an "Agreement") with Mr. Schwertfeger and Mr. Amboian (each, an "Executive"). Each Agreement provides for a three-year initial term and an automatic one-year extension on the second and subsequent anniversaries of the Agreement if Executive remains employed by the Company. Under each Agreement, Executive will receive (1) an annual base salary ($750,000 for Mr. Schwertfeger and $500,000 for Mr. Amboian) which amount may be increased but cannot be reduced during the term of the Agreement, (2) continued participation in the Company's 2002 Executive Officer Performance Plan or its successors consistent with past practices and competitive pay practices, and (3) a right to participate in the Company's employee benefit programs and policies. In the event Executive's employment is terminated (a) other than for Cause or (b) for Good Reason (each as defined hereafter), Executive will receive (1) a pro-rated annual bonus for the year of termination based on his average bonus for the last three years ("Recent Average Bonus"), (2) a lump sum cash payment equal to three times Executive's annual base salary plus his Recent Average Bonus, (3) continuation of welfare benefits for the earlier of three years or the date of medical or welfare benefit coverage with another employer, (4) three years of additional age and service credit under the Company's Retirement Plan, and (5) immediate vesting of all outstanding equity awards.

     Cause as defined in each Agreement means (1) the willful and continued failure of Executive to perform substantially his duties with the Company, (2) willful engaging by Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company, (3) conviction of a felony or a guilty or nolo contendere plea by Executive, or (4) a material breach of Executive's responsibility under the Agreement to maintain the confidential information. The term "Good Reason" is defined as (1) any action by the Company which results in a material diminution of Executive's position, authority, duties or responsibilities, (2) any failure by the Company to pay Executive the contractually determined compensation, (3) a requirement that Executive be based at an office or location other than Chicago, Illinois, (4) the failure by the Company to require any successor to expressly assume and agree to perform the Agreement, (5) a termination of Executive not permitted by the Agreement, and
(6) the failure of the Board to nominate Executive for election to the Board or to appoint Executive, in Mr. Schwertfeger's case, to each Committee of the Board (other than the Audit, Compensation and Nominating and Governance Committees) and, in Mr. Amboian's case, to the Executive Committee of the Board, where legally permitted to do so. In addition, Executive's resignation shall be deemed to be a termination for Good Reason (a) where such termination would constitute a "Qualifying Termination" (as defined in each Agreement), (b) where Executive resigns for any reason during the 60 day period following the six-month anniversary of a Change of Control of the Company (as defined under the 1996 Equity Plan) where Executive was not actively and substantially involved in the negotiation of the terms of such Change of Control transaction, and (c) when Executive resigns at any time during the two years following such a Change of Control when (1) his title, position, authority, duties and responsibilities are changed adversely, (2) a change is made without his consent to the Company's business strategy or business operations which is inconsistent in any material respect with the Company's business strategy or business operations immediately prior to the Change of Control, and (3) Executive is asked to report to any person other than the Board (or, in Mr. Amboian's case, the Chief Executive Officer) of a publicly traded company that is the Company or a successor to the Company (where the Company is publicly traded) or the Chief Executive Officer of the ultimate parent of the acquiring Company (where the Company is privately held). Each Agreement further provides that Executive will not be permitted to solicit or hire any person employed by the Company for twelve months after termination of employment and that in the event Executive becomes entitled to benefits or payments in connection with the termination of his employment following a Change of Control which subjects him to any excise taxes imposed by Section 4999 of the Internal Revenue Code, the Company will reimburse Executive in an amount necessary to fully offset such tax payments.

     The Company has entered into Employment Terms (the "Terms") with Mr. Brown, effective September 30, 2005. The Terms specify that Mr. Brown's employment remains an at-will arrangement with no defined term. Under the Terms, Mr. Brown will receive an annual base salary of $400,000, to be reviewed annually, and will be eligible for an annual discretionary bonus based on Company and individual performance. In the event Mr. Brown's employment is terminated (a) other than for Cause (as defined in the Company's equity incentive award plan in effect at the time of termination) or (b) for Good Reason (as defined below), and if he signs a release, Mr. Brown will receive (1) continuation of his annual base compensation then in effect for up to 18 months after the date of termination, and (2) a pro-rated annual bonus for the year of termination based on his prior year's bonus. Mr. Brown is prohibited from soliciting the Company's clients or employees during the period in which he receives base compensation continuation payments. He can, however, relinquish his rights to future payments at any time and be released from this limitation. The severance rights provided in the Terms are in lieu of any severance rights Mr. Brown would otherwise have under the Company's severance plan.

     "Good Reason," as defined in the Terms, means (1) Mr. Brown's responsibilities are materially diminished without his consent, or (2) Mr. Brown is required to report to any person other than the President of the Company or other member of the Office of the Chairman without his consent. Good Reason does not include any action not taken in bad faith that is remedied by the Company within 30 days after the Company receives detailed written notice of the action from Mr. Brown.

                      EQUITY COMPENSATION PLAN INFORMATION

     The following table provides information as of December 31, 2005 about the Company's Common Stock that may be issued upon the exercise of options and rights under the Company's existing equity compensation plans.

                                                                               NUMBER OF SECURITIES
                                                                              REMAINING AVAILABLE FOR
                              NUMBER OF SECURITIES                             FUTURE ISSUANCE UNDER
                               TO BE ISSUED UPON         WEIGHTED-AVERAGE       EQUITY COMPENSATION
                                  EXERCISE OF           EXERCISE PRICE OF        PLANS (EXCLUDING
                              OUTSTANDING OPTIONS,     OUTSTANDING OPTIONS,   SECURITIES REFLECTED IN
       PLAN CATEGORY          WARRANTS AND RIGHTS      WARRANTS AND RIGHTS          COLUMN (A))
       -------------          --------------------     --------------------   -----------------------
                                      (A)                      (B)                      (C)
Equity compensation plans
  approved by security
  holders...................       17,682,537(1)              $25.42                 7,801,231(2)
Equity compensation plans
  not approved by security
  holders...................              N/A                    N/A                       N/A
Total.......................       17,682,537(1)              $25.42                 7,801,231(2)

-------------------------
(1) Excludes 1,043,833 shares of restricted stock granted under the Company's equity compensation plans, all of which have been approved by shareholders. Of such shares of restricted stock, 332,025 shares have not been delivered because the restrictive period has not yet lapsed, and an additional 261,600 shares have not yet been issued because certain performance criteria have not yet been met. The receipt of the remaining shares of restricted stock excluded from column (a) in the table above has been deferred by the recipients.

(2) All such shares, which include forfeitures and share replenishments as provided by the applicable equity compensation plan, are available for future issuance pursuant to equity awards. Of these shares, 3,449,472 may be issued pursuant to future restricted stock awards.

                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

ROLE OF THE COMMITTEE

     The Compensation Committee of the Board (the "Committee") administers the Company's executive compensation program, including the oversight of executive compensation policies and decisions, administration of the annual cash incentive award plan applicable to executive officers and administration of the Company's equity incentive plans, under which awards have historically been made to a broad group of employees. The Committee's responsibilities are reflected in its Charter, which is reviewed and approved annually by the Committee and the full Board. The Committee's membership is determined annually by the full Board and includes only independent directors. The Committee meets regularly throughout the year and reports on its activities and recommendations at each regular quarterly meeting of the Board. From time to time the Committee may delegate authority to fulfill various functions of administering the Company's plans to employees of the Company. In addition, the Committee has authority to engage the services of outside advisers to assist the Committee. In recent years, the Committee has regularly engaged an independent compensation consulting firm to assist the Committee in its review of compensation arrangements or plans.

GENERAL COMPENSATION PHILOSOPHY

     The Committee's general compensation philosophy is that incentive compensation should vary with the Company's financial performance and that equity incentive awards should be used to closely align employees' interests with those of shareholders. The total amount paid to all employees as annual incentive compensation, including cash and equity awards, has historically been approximately 25% of the Company's pre-incentive, pre-tax net operating income. This provides a strong incentive for profitability and cost control as the compensation of executives and all other employees is directly related to Company earnings.

COMPONENTS OF EXECUTIVE COMPENSATION

     Total compensation for executives is comprised of base salaries, benefits and perquisites, annual incentive awards and long-term incentive awards. The various components of executive compensation reflect the following policies:

        - The Committee has set base salaries set near the median level for the asset management industry, as the Company has emphasized annual cash incentive awards and long-term equity incentive awards to provide total compensation levels sufficient to attract and retain talented and productive executives. The Committee has not adjusted annual base salaries of the Chief Executive Officer ("CEO") and President, as reflected in the "Salary" column of the Summary Compensation Table included elsewhere in this Proxy Statement, since 2002.

        - The executive officers participate in a wide array of benefit plans that are available to all employees of the Company generally, including health and welfare benefit plans, pension and retirement savings plans and a dependent college tuition scholarship plan. Each executive officer also participates in a supplemental retirement plan, the Excess Benefit Plan, which is designed to make up for the benefits lost under the Company's tax-qualified defined benefit plan because of limitations imposed by the Internal Revenue Code on the amount of benefits that can be accrued under the tax-qualified plan. Certain executive officers receive reimbursement, pursuant to applicable Company policies, for certain luncheon and health club dues and parking expenses and/or participate in the Company's non-qualified deferred compensation program, under which receipt of annual incentive awards may be deferred.

        - The Committee has made annual incentive awards for the CEO and President and for the other executive officers under a formula-based plan approved by shareholders that calculates awards, subject in some cases to negative discretion, based on specific Company-wide financial results. For 2005, the Executive Officer Performance Plan provided for an award payable to the CEO equal to the sum of (I) 2.0% of the Company's pre-incentive, pre-tax net operating income in excess of 20% of the average stockholders' equity for the year and (II) 8.5% of the increase in the Company's 2005 after-incentive, pre-tax net operating income over the same measure for the prior year. The Committee believes that this mix of performance criteria is appropriate to incent the efficient use of the Company's capital and the pursuit of profitable growth opportunities for the Company's businesses. As provided in the plan, the award payable to the President (the next most senior officer-director) was 85% of the award for the CEO. For all other plan participants, the formula maximum of 60% of the CEO's award was reduced by the Committee in its discretion, taking into consideration an assessment of individual and group performance as well as market-based pay practices. The cash component of the formula award for the CEO and President is reflected in the "Bonus" column of the Summary Compensation Table included elsewhere in this Proxy Statement.

        - For many years, annual incentive awards for the CEO and President and for the other executive officers have included an equity component. For 2005, the Committee continued its practice of paying approximately 30% of the formula award for the CEO and President under the Executive Officer Performance Plan in the form of equity. As we did in 2004, the Committee split the equity award for 2005 in approximately equal value between restricted shares and at-the-money, ten-year stock options valued on a modified Black-Scholes basis, all of which vest in one installment at the end of three years. The stock options have no realizable value to an executive unless the Company's stock price increases. Those awards are reflected in the "Long-Term Compensation" columns of the Summary Compensation Table included elsewhere in this Proxy Statement.

        - From time to time, the Committee has made long-term, equity-based incentive awards to executives outside of the Company's annual awards under the Executive Officer Performance Plan. These awards have been made either in connection with a change in executive compensation approach or plans or to incent executive management to achieve specified Company long-term performance goals, by including performance-based vesting criteria. In early 2005, the Committee made long-term equity performance share and stock option awards to a group of approximately 25 senior managers, including each executive officer. These awards will vest only if specified Company-wide performance criteria are met by the end of 2007 and are subject to additional time-based vesting if the performance criteria are met. The long-term equity performance ("LTEP") awards were not part of any annual incentive program and were not made pursuant to the Executive Officer Performance Plan. The performance vesting criteria for these awards include (1) the growth in two earnings measures at a compound annual rate of 11% or higher through 2007 and (2) the growth in assets under management with a revenue-producing profile consistent with the Company's assets at January 2005 to at least $150 billion by the end of 2007. One-half of the LTEP awards could become vested if the Company meets only one of the performance criteria. The Committee believes these multi-year performance criteria, and the time-based vesting requirement of up to six years, are appropriate and well aligned with shareholder interests.

     Beginning in 2006, the Committee will make annual incentive compensation awards to executive officers pursuant to the 2005 Executive Performance Plan, which the Company's shareholders approved in May of 2005, to be effective beginning in 2006. Under the new Executive Performance Plan, the maximum award payable to any participant will be equal to 3% of the Company's pre-incentive earnings before interest and taxes for the year, and the Committee has discretion to reduce all awards from the maximum amount. For 2006, the Committee also has approved a formula guideline to be used in determining the amount of the annual incentive compensation award for the CEO and President based on the percentage change in the Company's fully diluted earnings per share during the year. The Committee's consultant participated in the formulation of these guidelines.

REVIEW OF CEO COMPENSATION

     The Committee regularly asks its independent compensation consultant to conduct a benchmarking analysis of the compensation of the Company's executive officers against executives with similar responsibilities at peer companies in the asset management industry. In addition, the Committee has recently reviewed all elements of compensation of the CEO under different scenarios, including a voluntary resignation, a qualifying retirement under the Company's pension plan, an involuntary termination by the Company, without cause, and upon a change of control of the Company. This review included salary, annual bonus, equity and long-term incentive compensation, stock option and restricted stock values, the dollar value of all perquisites, the actual projected payout obligations under the Company's tax-qualified pension plan and non-qualified supplemental retirement plan and contractual arrangements relating to termination of employment and change of control. The relevant contractual arrangements are set forth in the CEO's employment agreement, which the Board considered and approved in 2002.

DEDUCTIBILITY OF COMPENSATION

     The Committee is aware that the Internal Revenue Code provides a $1 million limit on the deductibility for federal tax law purposes of compensation paid to top executives of publicly-traded companies, subject to certain exceptions. One of the exceptions is for compensation based on attainment of objective performance standards that have been approved by stockholders. The Company's Executive Performance Plan is designed to qualify for this exception and to permit the full deductibility by the Company of compensation paid to executive officers thereunder. Stock options granted to executive officers under the Company's equity-based plans are also intended to qualify for this exception. Restricted shares granted to executive officers under these plans do not qualify for this exception, unless they are granted in payment of an award under the Executive Performance Plan or unless specified performance-based vesting criteria are established at the time of grant. The Committee intends to continue to pursue compensation strategies and programs designed to permit the Company to retain federal tax benefits while providing appropriate performance incentives. The Committee may from time to time award compensation that is not fully deductible for tax purposes in circumstances it deems appropriate.

CONCLUSIONS

     The Committee believes that the Company's profitability-linked annual incentive programs and use of equity-based awards for a significant portion of executive incentive compensation have served the Company well and will continue to do so. We believe that the caliber and motivation of the Company's executive officers and other employees are particularly important factors affecting the Company's long-term performance.

     As the Company's business continues to evolve, we will regularly review the Company's executive compensation programs and make appropriate changes to try to ensure that the specific programs and performance objectives in effect best fit the Company's strategies and operating environment.

                                          W. John Driscoll, Chairman
                                          Willard L. Boyd
                                          Connie K. Duckworth
                                          Duane R. Kullberg
                                          Roderick A. Palmore

                         STOCKHOLDER RETURN INFORMATION

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock to the Russell 2000 Index and to the internally calculated Peer Group for the 5-year period commencing December 31, 2000 and ending December 31, 2005. In each case, the chart assumes a $100 investment on December 31, 2000 and that all dividends are reinvested. The Average Annual Return on JNC for the period is 21.73%.

                     COMPARISON OF CUMULATIVE TOTAL RETURN

                              (PERFORMANCE GRAPH)

--------------------------------------------------------------------------------------------
                        DEC-2000    DEC-2001    DEC-2002    DEC-2003    DEC-2004    DEC-2005
--------------------------------------------------------------------------------------------
 JNC                      $100        $143        $138        $148        $225        $248
 Russell 2000              100         103          82         120         142         149
 Peer Group                100          91          70         101         133         172
--------------------------------------------------------------------------------------------

     The Company's Peer Group includes all domestic publicly traded investment management firms with a market capitalization of at least 1% of the Peer Group. The results are included for each full year in which the firm was publicly traded and met the minimum capitalization requirements. The return of the Peer Group is weighted by the market capitalization of each firm at the beginning of each year such firms are included in the Peer Group. The following companies are included in the Peer Group for all of the years of the comparison, unless otherwise noted:

     INVESTMENT MANAGEMENT FIRM                                     STOCK TRADING SYMBOL
     -----------------------------------------------------------    --------------------
     Affiliated Managers Group Inc. ............................    AMG
     AllianceBernstein Holding L.P. ............................    AB
     BlackRock, Inc. ...........................................    BLK
     Eaton Vance Corp. .........................................    EV
     Federated Investors Inc. ..................................    FII
     Franklin Resources Inc. ...................................    BEN
     GAMCO Investors, Inc. .....................................    GBL
     Legg Mason Inc. ...........................................    LM
     Neuberger Berman Inc. .....................................    NEU (2001-2002)
     SEI Investments Co. .......................................    SEIC
     Janus Capital Group Inc. ..................................    JNS/SV
     T. Rowe Price Group, Inc. .................................    TROW
     Waddell & Reed Financial Inc. .............................    WDR

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board is responsible for assisting the Board in monitoring (1) the quality and integrity of the Company's financial statements,
(2) the independent auditor's qualifications, independence and appointment (3) the performance of the Company's independent auditor and internal audit function, and (4) the compliance by the Company with legal and regulatory requirements. Among other responsibilities, we review, in our oversight capacity, the Company's annual financial statements with both management and the independent auditors and we meet periodically with the independent and internal auditors to consider their evaluation of the Company's financial and internal controls. We also select, subject to shareholder ratification, the Company's independent auditors. Our Committee is composed of five independent directors and operates under a written charter adopted and approved by the Board. Pursuant to the Company's Director Independence Guidelines, NYSE rules and SEC rules, the Board has determined that each Committee member is independent.

     In discharging our duties, we have met with, and held discussions with, management and the Company's independent and internal auditors regarding, among other things, the audited financial statements. Management has represented to the independent auditors that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles. We have also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). The Company's independent auditors provided to the Committee the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we discussed with representatives of the independent auditor their firm's independence. As provided in the Audit Committee Charter, it is not the Committee's responsibility to determine, and the considerations and discussions referenced above do not ensure, that the Company's financial statements are complete and accurate and presented in accordance with generally accepted accounting principles.

     We have reviewed and discussed with senior management their assertion and opinion regarding internal controls included in the Company's 2005 Annual Report on Form 10-K as required by Section 404 of the 2002 Sarbanes-Oxley Act. Management has confirmed to the Committee that internal controls over financial reporting have been appropriately designed, and are operating effectively to prevent or detect any material financial statement misstatements. We have also reviewed and discussed with KPMG LLP its audit and opinion regarding the Company's internal controls as required by Section 404, which opinion is included in the 2005 Annual Report on Form 10-K.

     Based on our review and discussions with management and the independent auditors, the representations of management and the report of the independent auditors to our committee, we have recommended that the Board include the audited consolidated financial statements in the Company's Annual Report on Form 10-K.

Duane R. Kullberg, Chairman
Willard L. Boyd
W. John Driscoll
Connie K. Duckworth
Roderick A. Palmore

                   FEES AND SERVICES OF INDEPENDENT AUDITORS

     FEES PAID TO INDEPENDENT AUDITORS. The following table shows the fees paid by the Company for audit and other services provided by KPMG LLP for fiscal years 2005 and 2004.

                                                                2004        2005
                                                                ----        ----
Audit Fees(1)...............................................  $454,000   $  582,321
Audit Related Fees(2).......................................    66,300       71,500
Tax Fees(3).................................................    92,750       96,250
All Other Fees(4)...........................................       -0-      289,000
                                                              --------   ----------
Total:......................................................  $613,050   $1,039,071

-------------------------

(1) For 2005 and 2004, Audit Fees include fees for the internal control audit required by Section 404 of Sarbanes-Oxley Act of 2002.

(2) For 2005 and 2004, Audit Related Fees primarily consisted of fees for professional services relating to executive compensation reports, the debt covenant compliance report, acquisition research, the Company's benefit plan audits and other accounting related matters.

(3) For 2005 and 2004, Tax Fees consisted of principally of professional services relating to the Company's federal and state tax returns and also included miscellaneous tax related services.

(4) For 2005, All Other Fees consisted of fees incurred in connection with the offering of the Company's Common Stock by a selling stockholder and the Company's issuance of senior notes. $219,000 of these fees were reimbursed to the Company by STA pursuant to a Separation Agreement. (See "Certain Relationships and Related Transactions.")

     PRE-APPROVAL POLICIES AND PROCEDURES. The Audit Committee Charter provides that the Committee is responsible for pre-approving all audit services and permitted non-audit services to be performed for the Company by the independent auditor. In addition, the Audit Committee has adopted a standing resolution that authorizes the Chairman of the Audit Committee, between meetings of the Committee, to pre-approve fees and expenses of any permitted non-audit services to be performed for the Company by its independent auditor, including tax services, provided (1) that such non-audit services are not services that relate to regularly recurring needs of the Company of the type covered by an annual engagement and (2) that the total value of such services, together with other non-audit services pre-approved by the Chairman pursuant to this delegation of authority subsequent to the most recent meeting of the Committee, does not exceed 20% of the estimated cost of the annual audit services of the independent auditors most recently approved by the Committee. All of the fees paid to the independent auditors in 2005 were pre-approved in accordance with these provisions.

                             SELECTION OF AUDITORS
                                (PROPOSAL NO. 2)

     The independent certified public accounting firm of KPMG LLP, a member of the international accounting firm Klynveld Peat Marwick Goerdeler, has been selected by the Audit Committee of the Board to act as the auditors for the Company and its subsidiaries for the current fiscal year. At the annual meeting, the shareholders will be asked to ratify the selection of KPMG LLP. A holder of Common Stock may, with respect to the selection of independent auditors, (i) vote "FOR" such selection,
(ii) vote "AGAINST" such selection or (iii) "ABSTAIN" from voting on the selection. A vote to abstain from voting on this matter will have the effect of a vote against such selection. Broker non-votes are not considered shares entitled to vote and will not affect the outcome of the vote. Approval of this proposal requires the affirmative vote of holders of a majority of the shares represented in person or by proxy and entitled to vote on this item at the annual meeting.

     KPMG LLP, which has served as independent auditors of the Company and its subsidiaries since the Company's inception in March 1992, is expected to have a representative present at the annual meeting. The representative will have the opportunity to make a statement and will be available to respond to appropriate questions of shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT AUDITORS FOR THE COMPANY FOR 2006. UNLESS OTHERWISE INSTRUCTED, THE PROXY HOLDERS WILL VOTE THE DULY EXECUTED PROXIES RECEIVED BY THEM FOR RATIFICATION OF THE SELECTION OF KPMG LLP.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On April 7, 2005, STA which owned approximately 78% of the outstanding Common Stock of the Company, sold approximately 40 million shares of Common Stock of the Company in a secondary underwritten public offering at $34.00 per share. In addition, the Company repurchased $600 million of its Common Stock directly from STA at a price of $32.98 per share, or approximately 18.2 million shares. The repurchase of these shares was completed through two steps -- a $200 million (6.0 million shares) repurchase was completed on April 7, 2005, and a $400 million forward purchase (plus interest) was settled on July 28, 2005. These transactions were completed pursuant to a Registration Rights Agreement dated May 19, 1992 and a Repurchase Agreement dated March 29, 2005 between the Company and STA. On April 7, 2005, the Company was no longer a majority-owned subsidiary of STA, and, at the end of August 2005, all of STA's remaining Company Common Stock had been sold.

     In connection with the transactions described above, on April 1, 2005 the Company entered into a Separation Agreement with STA that addressed the separation of the Company and STA. Under the terms of the Separation Agreement, the Company and STA agreed to cooperate with, and provide indemnification to, each other on certain tax matters, including with respect to a restoration election under the Internal Revenue Code and in respect of Illinois state corporate income taxes paid on a unitary basis for periods prior to the separation. The Company and STA also agreed to cooperate following the separation with respect to providing necessary information about each other, and the Company agreed to use reasonable efforts to provide STA with information necessary for STA's legal and regulatory filings. STA agreed to reimburse the Company's out-of-pocket fees and expenses associated with the transactions described in the preceding paragraph. STA also agreed to use best efforts to obtain and maintain directors and officers insurance coverage at no cost to the Company for six years on behalf of the Company for occurrences prior to the time that the Company ceased to be a subsidiary of STA.

     In connection with the transactions contemplated under the Separation Agreement, the Company and STA separately agreed to terminate a $250 million revolving loan agreement, as amended. No amounts were drawn under such facility as of the date of termination.

     From time to time, one or more of the Company's registered investment advisers managed assets for STA or its affiliates (including its pension funds and/or insurance accounts) on arm's length terms in a collective investment vehicle offered to others as well as STA or in a separate account pursuant to a customary investment advisory agreement with STA. As of December 31, 2005, the Company managed approximately $153 million in assets for STA pursuant to these arrangements.

               PROPOSALS BY SHAREHOLDERS FOR 2007 ANNUAL MEETING

     Proposals of shareholders intended to be presented at the Company's 2007 annual meeting of shareholders pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 must be received by the Company by December 8, 2006 in order to be considered for inclusion in the Company's 2007 Annual Meeting Proxy Statement and form of proxy to be mailed in April 2007. Such proposal must be in writing and comply with the proxy rules of the SEC.

     Notice of any proposal to be presented by any shareholder at any meeting of shareholders, as set forth in the By-laws of the Company, shall be given to the Secretary of the Company not less than 60 nor more than 90 days prior to the date of the meeting: provided however, that if the date of the meeting is first publicly announced or disclosed less than 70 days prior to the date of the meeting, such notice shall be given not more than ten days after such date is first so announced or disclosed. Any shareholder who gives notice of any such proposal shall deliver therewith the text of the proposal to be presented and a brief written statement of the reasons why such shareholder favors the proposal and setting forth shareholder's name and address, the number and class of all shares beneficially owned and any material interest of such shareholder in the proposal. The person presiding at the meeting shall determine whether such notice has been duly given and shall direct that proposal not to be considered if such notice has not been duly given.

     The Nominating and Governance Committee has not adopted a formal policy regarding the consideration of persons recommended by shareholders as candidates for election to the Board beyond what is contained in the By-laws of the Company. However, the Nominating and Governance Committee will consider such recommendations on a case by case basis, and the credentials of such candidates will be reviewed in the same manner as those of other candidates, based on their qualifications and the needs of the Company at the time. The By-laws provide that a shareholder wishing to nominate a candidate for election to the Board is required to give notice to the Secretary of the Company of such nomination. The notice of nomination must be received by the Company not less than 60 days nor more than 90 days prior to the shareholders' meeting, or if less than 70 days' notice or prior disclosure of the meeting date is given or made, the notice of nomination must be received within ten days after the meeting date is announced. The notice of nomination is required to contain certain information as set forth in the By-laws about both the nominee and the shareholder making the nomination. The Company may require that the proposed nominee furnish other information to determine that person's eligibility to serve as director. The Nominating and Governance Committee will consider such a nomination as it deems appropriate in its discretion. A nomination that does not comply with the above requirements will not be considered.

     Such proposals or nominations should be addressed to Corporate Secretary, Nuveen Investments, Inc., 333 West Wacker Drive, Chicago, Illinois 60606.

                   SHAREHOLDER COMMUNICATIONS WITH DIRECTORS

     Shareholders who wish to communicate with one or more directors of the Company may do so as in the following manner. All such communications should be addressed to: Nuveen Investments, Inc. Board of Directors, c/o Corporate Secretary, Nuveen Investments, Inc., 333 West Wacker Drive, Chicago, Illinois, 60606. The Corporate Secretary will relay the communications to the Chairman of the Nominating and Governance Committee, provided that the Corporate Secretary may exercise his discretion not to forward (1) communications that do not relate specifically to the Company or its business operations, including solicitations and invitations to seminars or other events, and (2) communications that do not present credible evidence that they are from a Company shareholder.

     Communications of a confidential nature can be made directly to the Company's non-management directors or the Chairman of the Audit Committee regarding any matter, including any accounting, internal control or auditing matter, by submitting such concerns to the Audit Committee or Presiding Director. Any such submissions should be marked confidential and addressed to the Chairman of the Audit Committee or the Presiding Director, as the case may be, c/o Nuveen Investments, Inc., 333 West Wacker Drive, Chicago, Illinois 60606.

                                    GENERAL

     Management does not intend to present and does not have reason to believe that others will present any other items of business at the meeting. However, if other matters are properly presented at the meeting for a vote, the persons named in the proxies will have discretion to vote in accordance with their own judgment on such matters.

     A list of shareholders entitled to be present and to vote at the meeting will be available at the offices of the Company, 333 West Wacker Drive, Chicago, Illinois, for inspection by any shareholder during regular business hours for ten days prior to the date of the meeting.

     A COPY (EXCLUDING EXHIBITS) OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION MAY BE OBTAINED, WITHOUT CHARGE, BY WRITING TO THE SECRETARY AT NUVEEN INVESTMENTS, INC., 333 WEST WACKER, CHICAGO, ILLINOIS 60606.

     Failure of a quorum to be present at the meeting will necessitate adjournment. The persons named in the enclosed proxy may also move for an adjournment of the meeting to permit further solicitation of proxies with respect to any of the proposals if they determine that adjournment and further solicitation is reasonable and in the best interests of the shareholders. Under the Company's By-laws, an adjournment of a meeting requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.

     IF YOU CANNOT BE PRESENT IN PERSON, YOU ARE REQUESTED TO FILL IN, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                                    ALAN G. BERKSHIRE
                                                        Secretary

                                                                      APPENDIX A

                        DIRECTOR INDEPENDENCE GUIDELINES

     A member of the Nuveen Investments, Inc. Board of Directors (the "Board") will be considered independent only if the Board affirmatively determines that the director has no direct or indirect material relationship with the Company, other than as a director or stockholder. To make its determination, the Board will broadly consider facts and circumstances it deems relevant. The Board has adopted the following guidelines to assist it in making determinations of whether a director has a material relationship with the Company, and the Board may revise these guidelines from time to time as it deems appropriate, subject to applicable stock exchange listing requirements. Under these guidelines, each of the following relationships (unless required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended) shall be deemed immaterial so that a director who satisfies the specific independence criteria of the NYSE Listing Requirements will not be considered to have a material relationship with the Company solely as a result of any such relationship:

          1. BUSINESS RELATIONSHIPS. A director is a director, trustee, executive officer or an employee, or has an immediate family member who is an executive officer, of another company that makes payments to, or receives payments from the Company for property or services, unless the amount of such payments in any single fiscal year during the preceding three fiscal years exceeds the greater of $750,000 or 1% of such other company's consolidated gross revenues.

          2. CHARITABLE RELATIONSHIPS. A director is active in a charitable organization that receives contributions from the Company, unless the director is a director, trustee or officer of that charitable organization and the contributions in any single fiscal year during the preceding three fiscal years exceed the greater of $750,000 or 1% of such charitable organization's consolidated gross revenues (the Company's automatic matching of employee charitable contributions will not be included in the amount of the Company's contributions for this purpose).

          3. INDEBTEDNESS. A director is a director, trustee, executive officer or an employee, or has an immediate family member who is an executive officer, of another company which is indebted to, or to which the Company is indebted, unless the amount of such indebtedness exceeds the greater of $750,000 or 1% of the other company's total consolidated assets at any time during the preceding three fiscal years.

     In addition, members of Audit Committee must also satisfy the independence requirements of Section 10A of the Securities Exchange Act of 1934.

     The types of relationships described above are not intended to be comprehensive, and no inference should be drawn that a director having a relationship of the type described in items (1) through (3) above that fails to satisfy any of the criteria in items (1) through (3) above is not independent. If a director has a relationship that fails to satisfy any of the criteria set forth in items (1) through (3) above, the Board may still determine that such director is independent so long as the NYSE Listing Requirements do not preclude a finding of independence as a result of such relationship. The Company shall disclose such determinations in accordance with applicable law and stock exchange listing requirements. The Company intends for the foregoing guidelines to comply with both the NYSE Listing Requirements in effect as of the date of adoption of these guidelines and as such NYSE Listing Requirements are proposed to be amended (as such proposed amendments were filed by the NYSE with the SEC on November 23, 2005.)

     For purposes of these independence guidelines, the term "immediate family member" shall include a person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person's home; provided, however, that "immediate family member" shall exclude stepchildren that do not share a stepparent's home, or the in-laws of such stepchildren.

                                                                      APPENDIX B

                            NUVEEN INVESTMENTS, INC.

                            AUDIT COMMITTEE CHARTER

A.  NAME

     There shall be a committee of the Board of Directors of Nuveen Investments, Inc. (hereinafter referred to as the "Company") to be known as the Audit Committee.

B.  PURPOSE

     The Audit Committee shall assist the Board in monitoring (1) the quality and integrity of the financial statements of the Company, (2) the independent auditor's qualifications and independence, (3) the performance of the Company's independent auditor and internal audit function, and (4) the compliance by the Company with legal and regulatory requirements. In doing so, the Audit Committee shall seek to maintain free and open means of communication among the Directors, the independent auditors, the internal auditors, the Director of Compliance and the management of the Company. The members of the Audit Committee shall be appointed by the Board on the recommendation of the Nominating Committee. The Audit Committee serves at the pleasure of the Board of Directors.

C.  MEMBERSHIP

     The Audit Committee shall be composed of at least three directors. The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange, Section 10A of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations of the Securities and Exchange Commission (the "Commission"). It is the intention of the Board that at least one member of the Audit Committee shall be a "financial expert" as defined by the Commission and determined by the Board of Directors, exercising its business judgment. Audit Committee members shall not simultaneously serve on the audit committees of more than two other publicly-traded companies.

D.  MEETINGS AND ACCESS TO ADVISORS AND OTHERS

     The Audit Committee shall meet as often as it determines, but no less frequently than quarterly. The Audit Committee shall meet separately, periodically, with management, with the internal auditors, with the Director of Compliance and with the independent auditor. The Audit Committee shall have the authority to retain, at the expense of the Company, separate legal, accounting or other consultants to advise the Committee, in its discretion, and may request any officer or employee of the Company or the Company's independent auditors or outside counsel to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Company's independent auditors and internal auditors shall have unrestricted access at any time to committee members.

E.  AUTHORITY AND RESPONSIBILITIES

     In carrying out its responsibilities, the Audit Committee believes that its policies and procedures should remain flexible, in order to react to changing conditions and requirements applicable to the Company. To the extent that responsibilities of the Committee relate specifically to applicable requirements of stock exchange rules or provisions of the Exchange Act, such responsibilities shall be subject to the effective date of such requirements and any subsequent amendment to, or interpretation of, such requirements.

The Audit Committee shall be responsible for the following:

  Financial Statements and Disclosure Matters

     1. Reviewing and discussing with management and the independent auditors the Company's annual audited financial statements, including disclosures made in "Management's Discussion and Analysis," the results of the audit, and any matters required to be discussed pursuant to Statement on Auditing Standards No.
61. The Committee shall recommend to the Board of Directors whether the audited financial statements should be included in the Company's Annual Report on Form 10-K.

     2. Reviewing and discussing with management and the independent auditor the Company's quarterly financial statements, including disclosures made in "Management's Discussion and Analysis," the results of the independent auditor's review of the quarterly financial statements, and any matters required to be discussed pursuant to Statement of Auditing Standards No. 61, prior to the filing of the Company's Form 10-Q.

     3. Discussing with management and, if available, the independent auditor, the Company's earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally, consisting of discussing the types of information to be disclosed and the types of presentations to be made. The Chairman of the Audit Committee shall be authorized to have such discussions with management on behalf of the Audit Committee.

     4. Discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including any significant changes in the Company's selection or application of accounting principles and any major issues as to the adequacy of the Company's internal controls and any special audit steps adopted in light of control deficiencies.

     5. Discussing with management and the independent auditor the effect of regulatory and accounting initiatives, as well as any "off-balance sheet" structures used by the Company, on the Company's financial statements.

     6. Reviewing and discussing reports from the independent auditor regarding
(a) all critical accounting policies and practices to be used; (b) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative treatments and disclosures, and the treatment preferred by the independent auditor; and (c) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

     7. Discussing with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.

     8. Reviewing disclosures made to the Audit Committee by the Company's principal executive officer and principal financial officer during their certification process for the Company's periodic reports about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company's internal controls.

  Independent Auditors

     9. Having the sole authority to appoint or replace the independent auditor, subject, if applicable, to shareholder ratification (it being understood that any engagement letter with the independent auditors may be signed on behalf of the Company by an officer of the Company at the direction of the Audit Committee or its Chairman); and compensating and overseeing the work of the independent auditor (including the resolution of disagreements between management and the independent auditor regarding financial reporting), who shall report directly to the Audit Committee, for the purpose of preparing or issuing an audit report or related work.

     10. Meeting periodically with the independent auditor to review its audit plans and staffing for the audit, and at the completion of its annual examination, to review (a) its evaluation of the financial and internal controls of the Company and (b) any significant changes required in the originally planned audit program.

     11. Pre-approving all audit services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A of the Exchange Act, which are approved by the Audit Committee prior to the completion of the audit.

     12. Obtaining and reviewing at least annually any report required to be provided by the independent auditor or requested by the Committee in its discretion (including a formal written statement delineating all relationships between the auditors and the Company) regarding (a) the independent auditor's internal quality-control procedures; (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by an inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm; (c) any steps taken to deal with any such issues; and (d) all relationships between the independent auditor and the Company and its affiliates; and evaluating the qualifications, performance and independence of the independent auditor, including a review and evaluation of the lead partner, taking into account the opinions of management and the Company's internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

     13. Reviewing any reports from the independent auditor mandated by Section 10A of the Exchange Act, and obtaining from the independent auditor any information with respect to illegal acts in accordance with such Section 10A.

     14. Ensuring the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law, and further considering the rotation of the independent auditing firm itself.

     15. Recommending to the Board of Directors policies for the Company's hiring of employees or former employees of the independent auditor who participated in the audit of the Company.

  Internal Audit Matters

     16. Reviewing with management and the internal auditor the Company's procedures for the monitoring of its system of internal controls, and approving, in advance, any termination and replacement of the Company's Director of Internal Audit, who shall have a direct reporting relationship with the Committee (and shall report administratively to an appropriate corporate officer.

     17. Meeting periodically with the Director of Internal Audit to review the internal audit plans and staffing and, with respect to internal audit work that has been completed, to review (a) audit results, (b) reports on exposures/controls, irregularities and control failures, (c) the disposition of recommendations for improvements in internal controls made by internal and external auditors and (d) any significant change in audit plans as originally made.

     18. Monitoring the Company's policies and procedures for the review of expenses of selected members of senior management.

  Other Responsibilities

     19. Reviewing with the Company's General Counsel legal matters that may have a material impact on the Company's financial statements or the Company's compliance policies.

     20. Reviewing at least annually any reports of regular examinations of the Company by regulatory authorities.

     21. Reviewing with the Company's General Counsel or Director of Compliance on a quarterly basis the status of any pending examination of the Company by regulatory authorities that is not regular in nature and receiving a report from the Company upon the substantial completion of such examination.

     22. Discuss with management and the independent auditor any correspondence with regulators or governmental agencies which raise material issues regarding the Company's financial statements or accounting policies.

     23. Obtaining reports from management with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's code of business conduct and ethics.

     24. Establishing procedures, as required by Section 10A of the Exchange Act, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

     25. Performing any special reviews, investigations or oversight responsibilities requested by the Board of Directors.

     26. Reporting to the Board of Directors regularly on the activities of the Audit Committee.

     27. Preparing the report required by the rules of the SEC to be included in the Company's annual proxy statement.

     28. Reviewing annually the Audit Committee's own performance.

     29. Reviewing and reassessing annually the adequacy of this Charter and recommending to the Board of Directors for approval any proposed changes deemed necessary or advisable by the Committee.

  Responsibilities of Others

     Although the Audit Committee shall have the authority and responsibilities set forth in this Charter, it is not the responsibility of the Audit Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. That is the responsibility of management and the independent auditors.

                                 (NUVEEN LOGO)

       Nuveen Investments, Inc.
       333 West Wacker Drive
       Chicago, IL 60606-1286

       www.nuveen.com

                            NUVEEN INVESTMENTS, INC.

                  PROXY FOR 2006 ANNUAL MEETING OF STOCKHOLDERS

     to be held at 10:30 a.m., Chicago time, in the 6th floor auditorium of
           The Northern Trust Company, 50 South LaSalle St., Chicago,
                            Illinois on May 11, 2006

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Timothy R. Schwertfeger and John P. Amboian, and either of them, with full power of substitution, proxies for the undersigned to represent and vote as specified in this proxy all shares of Class A Common Stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Nuveen Investments, Inc. to be held on May 11, 2006, and at any adjournment or adjournments thereof, including authority to vote on (1) the election of directors, (2) ratification of the selection of KPMG LLP as independent auditors for 2006 and (3) on any other matters that may properly come before the annual meeting.

         UNLESS OTHERWISE INSTRUCTED ON THE REVERSE SIDE, ALL SHARES WILL BE VOTED (1) FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES, (2) FOR RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT AUDITORS FOR 2006 AND
(3) IN SUCH PROXY HOLDERS' DISCRETION ON ANY OTHER MATTER(S) THAT MAY BE PROPERLY COME BEFORE THE ANNUAL MEETING.

 (THIS PROXY CONTINUES AND MUST BE DATED, VOTED AND SIGNED ON THE REVERSE SIDE)

  Change of Address                                 NUVEEN INVESTMENTS, INC.
                                                    P.O. BOX 11116
-----------------------------------------           NEW YORK, N.Y. 10203-0116

-----------------------------------------

-----------------------------------------

-----------------------------------------

                          -- DETACH PROXY CARD HERE --

--------------------------------------------------------------------------------
     SIGN, DATE AND RETURN THE
[ ]  PROXY CARD PROMPTLY USING THE                        [X]
     ENCLOSED ENVELOPE.                   PLEASE INDICATE YOUR CHOICE BY MARKING
                                            AN "X" IN EITHER BLACK OR BLUE INK.


THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR:

1. Election of seven directors

     FOR all nominees  [ ]  WITHHOLD AUTHORITY to vote     [ ] (*)EXCEPTIONS [ ]
     listed below           for all nominees listed below

Nominees: John P. Amboian and Willard L. Boyd as Class I directors for a term of office of one (1) year; Duane R. Kullberg and Roderick A. Palmore as Class II directors for a term of office of two (2) years; and Connie K. Duckworth, Timothy R. Schwertfeger and Pierre E. Leroy as Class III directors for a term of office of three (3) years.



(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE OR MULTIPLE NOMINEES, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S OR NOMINEES' NAME IN THE SPACE PROVIDED BELOW.)
(*)Exceptions
             -------------------------------------------------------------------

                                                        FOR   AGAINST    ABSTAIN

2.  Ratification of the selection of KPMG LLP as        [ ]     [ ]        [ ]
    independent auditors for 2006.

3.  In their discretion, the proxies are authorized     [ ]     [ ]        [ ]
    to vote upon such other business as may
    properly come before the meeting.


THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.

    To change your address, please mark this box. [ ]

--------------------------------------------------------------------------------

    S C A N   L I N E

--------------------------------------------------------------------------------

Note: Please sign exactly as your name appears on this proxy. If signing for estates, trusts or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.

Date      Share Owner sign here             Co-Owner sign here

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